Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Employee Stock Purchase Plan and 2014 Equity Incentive Plan of Exelixis, Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements of Exelixis, Inc., and the effectiveness of internal control over financial reporting of Exelixis, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
August 3, 2016